Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
PROVED OIL AND GAS RESERVES
AS OF DECEMBER 31, 2012

FRISCO, TEXAS, January 22, 2013 -- Comstock Resources, Inc. ("Comstock" or the "Company")(NYSE:CRK) announced today that its proved oil and natural gas reserves as of December 31, 2012 were estimated at 39 million barrels of crude oil and 477 billion cubic feet ("Bcf") of natural gas or 712 billion cubic feet of natural gas equivalent ("Bcfe") as compared to total proved reserves as of December 31, 2011 of 1,311 Bcfe.  The Company's proved oil reserves increased 22% in 2012 and now comprise 33% of total reserves as compared to 2011 when they represented only 15% of the total proved reserves.  62% of the proved reserves at December 31, 2012 were classified as proved developed, and 90% are operated by Comstock.  The present value, using a 10% discount rate, of the future net cash flows before income taxes of the proved reserves (the "PV 10 Value") was approximately $1.0 billion, using average 2012 prices of $2.84 per Mcf for natural gas and $94.61 per barrel for oil.  The average natural gas prices used to estimate the December 31, 2011 proved oil and natural gas reserves was $4.18 per Mcf.  The substantially lower natural gas price in 2012 caused most of the Company's undeveloped Haynesville shale and Cotton Valley natural gas reserves to be uneconomic to drill and accordingly they are excluded from the yearend 2012 proved reserve estimates.

The following table reflects the changes in the proved reserve estimates since the end of 2011:

	Oil MBBLs	Natural Gas Bcf	Total Bcfe
Proved Reserves at December 31, 2011	32,099	1,118.6	1,311.2
Production	(2,309)	(82.5)	(96.3)
Extensions and Discoveries	17,312	31.1	134.9
Divestitures	(7,486)	(59.2)	(104.2)
Revisions	(397)	(531.4)	(533.7)

Proved Reserves at December 31, 2012	39,219	476.6	711.9

In 2012 Comstock produced 96.3 Bcfe or 263 million cubic feet equivalent ("MMcfe") per day.  Production in 2012 increased by 1% from production in 2011.  Oil production grew 175% in 2012 to 2.3 million barrels and natural gas production decreased by 9% to 82.5 Bcf.  Oil made up 14% of 2012's total production as compared to only 5% in 2011.  Production in the fourth quarter of 2012 was 21.3 Bcfe or 231 MMcfe per day.  16% of production in the fourth quarter of 2012 was crude oil and 84% was natural gas.  Comstock's oil production in the fourth quarter of 6,099 barrels per day was negatively impacted by approximately 750 barrels per day.  The short fall related to the shut-in of Eagle Ford shale wells during the quarter for fracing operations by Comstock and offset operators and for artificial lift installation.  The Company's West Texas production was also negatively impacted by artificial lift issues.  Horizontal drilling activity in West Texas and pad drilling in the Eagle Ford shale were already expected to limit oil production growth in the fourth quarter due to the small number of wells coming on line in the quarter.

Comstock's successful Eagle Ford shale drilling program in South Texas and its Wolfbone drilling program in West Texas were the primary drivers of the growth in crude oil production and crude oil proved reserves in 2012.  Comstock's successful drilling program in the Eagle Ford shale in South Texas added 11.9 million barrels of oil and 7.5 Bcf of natural gas or 13.2 million barrels of oil equivalent to proved reserves in 2012.  The West Texas drilling program contributed 5.4 million barrels of oil and 9.5 Bcf of natural gas or 6.9 million barrels of oil equivalent to proved reserves in 2012.  Activity in the Haynesville shale and other regions added 14.0 Bcf of proved natural gas reserves in 2012.

With the continued low natural gas price environment, Comstock expects the fourth quarter 2012 financial results to include an impairment charge of approximately $78.6 million ($51.1 million after tax or $1.10 per share) related to unevaluated leases which are not expected to be developed prior to their expiration and certain developed natural gas properties.

Comstock spent $489.9 million for its drilling activities in 2012 (net of reimbursements from its Eagle Ford shale joint venture) and an additional $35.1 million to acquire leases for future exploration and development activities.  In 2013, Comstock plans on focusing primarily on its oil projects in the Eagle Ford shale in South Texas and in the West Texas Wolfbone and Wolfcamp shale.  Drilling and completion expenditures in 2013 are estimated at $420.0 million to drill 85 (58.1 net wells).  An additional $25.0 million is estimated to be spent on lease acquisitions.  With the planned drilling program Comstock expects to grow oil production by 40% to 60% from the 2.3 million barrels produced in 2012.  With limited capital being spent on its natural gas properties Comstock expects its 2013 gas production to decline by 22% to 28% from the 82.5 Bcf produced in 2012.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.